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                                                                 EXHIBIT 10.2(e)

                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
                         AND NON-COMPETITION AGREEMENT;
                         CONTINGENT CONSULTING AGREEMENT

WHEREAS, ON JULY 16, 1996, Richard P. Davis ("Davis") and The John Nuveen Company ("JNC") entered into an Employment Agreement (the "Employment Agreement") setting forth the terms and conditions of Davis' employment and compensation by JNC and a Non-Competition Agreement;

WHEREAS, the parties desire to enter into this amendment to the Employment Agreement and the Non-Competition Agreement (as so amended, the "Amended Agreement") to reflect certain specific agreed upon changes in such terms and conditions, but to otherwise leave the provisions of the Employment Agreement and the Non-Competition Agreement in effect;

WHEREAS, the parties also desire to enter into a Contingent Consulting Agreement to address certain contingencies which agreement is set forth in this Amended Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, JNC and Davis agree as follows:

1 Services - Davis will provide services to JNC and its subsidiaries or affiliates (collectively "JNC") during the term of the Amended Agreement which are expected to relate principally to JNC's sales and marketing efforts. Davis will be based in Dayton and will work under the direction of the Nuveen Executive Committee. While John Amboian will serve as the representative of such committee for day-to-day reporting purposes, Davis will be expected to work closely with others at JNC on a project-by-project basis. Davis' new title will be Senior Consultant.

2. Communications - The agreed upon internal and external communications with respect to Davis' new role with JNC are as set forth in Exhibit A hereto. The parties anticipate making such communication on February 3, 1998.

3. Term - The Amended Agreement will not change the December 31, 2001 termination date provided in the Employment Agreement. JNC may not terminate the Amended Agreement without Cause and Davis may not terminate his employment hereunder for Good Reason (other than for non-payment of amounts due hereunder) as such terms are defined in the Employment Agreement.

4. Time Commitment - Davis will devote his efforts to JNC matters, special projects and business relationships that are appropriate for a professional with Davis'



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     experience and stature, as reasonably requested by JNC with at least 10 days' notice. JNC will make reasonable accommodation for prior personal commitments of Davis (e.g., formalized vacation plans). The parties acknowledge that the amount of services requested by JNC hereunder may vary significantly from period to period for various reasons. The availability of Davis for and scheduling of services in excess of 200 hours during any calendar year is subject to the mutual agreement of the parties.

5. Compensation - Davis will receive $250,000 per year of annual base compensation. Davis will also continue to participate in the JNC annual bonus plan and receive a $750,000 cash bonus payment for each of 1998 through 2001 respectively. Payments will not be due in the event of a breach of the Amended Agreement, including the Employment Agreement, or in the event that Davis disparages the JNC business with JNC's business partners and investors, with the public or within the industry, other than in statements that are required by law. Upon Davis' request, JNC will use its best efforts to obtain term life insurance covering Davis with death benefits in the amount of $1.5 million, which insurance shall remain in effect until the earlier of December 31, 2001 or the termination of the Amended Agreement, subject to the insurability of Davis under applicable life insurance underwriting standards.

6. Benefits - During the term of the Amended Agreement, Davis will continue to be an employee and to participate in all benefit plans generally available to other senior management of JNC, including group insurance, profit sharing and retirement plans and the Nuveen scholarship program. For purposes of the JNC defined benefit plan, Davis will be entitled to the additional years of service credit for serving through the term of the Amended Agreement in accordance with the step up for service credits set forth in the Employment Agreement.

7. Support Services - JNC will provide Davis office space and secretarial services in Dayton for as long as Nuveen maintains an office in Dayton. Thereafter, JNC will pay Davis $2,750 per month for support services relating to his services hereunder (e.g., office space, storage, telephone, secretarial). Davis will be reimbursed for all other approved expenses (e.g., travel and entertainment) relating to his services under the Amended Agreement in accordance with Nuveen policies. Davis' administrative assistant will be entitled to all benefits awarded other similarly situated Nuveen employees in Dayton in the event her services are no longer needed by Nuveen.

8. Non-Compete - The non-compete provisions in the Employment Agreement and the Non-Competition Agreement are amended so that all non-compete periods will end on December 31, 2001. Notwithstanding the foregoing, the Amended Agreement does not change in any way the scope of the non-compete arrangements set forth in the Employment Agreement and the Non-Competition Agreement, provided that the non-compete in the Non-Competition Agreement shall not be read to be more




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     restrictive than in the Amended Agreement. However, the parties agree to the following procedures regarding the application of the non-compete provisions and requests by Davis to provide services to other entities that are subject to the non-compete provisions:

(i) 1998 - 1999 Calendar Years - During this period, JNC will consider requests that Davis may make to provide services that would otherwise violate the non-compete provisions, it being understood that such requests will be considered at JNC's sole discretion and there can be no assurance that any such request will be granted. Any permission by JNC to provide such services must be evidenced by a writing signed by JNC that makes reference to this provision.

(ii) 2000 - 2001 Calendar Years - During this period, Davis may request permission to provide services that would otherwise violate the non-compete provisions, and JNC will consider such requests in good faith and will not unreasonably withhold such permission provided: (1) Davis' primary responsibility will not involve, and Davis will not provide more than incidental services to, any area or line of business that directly competes with JNC and (2) JNC is reasonably satisfied that there are procedures in place to monitor such limitations and any changes in Davis' responsibilities or the scope of the third parties' business activities. Notwithstanding the foregoing, Davis may not provide services in any capacity (A) involving the distribution of securities or other investment products at or on behalf of any regional or national broker-dealer firm,
     (B) for or on behalf of a mutual fund sponsor or manager or (C) for or on behalf of any other person if such services would involve (A) or (B) above. Any permission by JNC to provide such services must be evidenced by a writing signed by JNC that makes reference to this provision. In the event of such employment, JNC will be entitled to reduce the bonus payable to Davis hereunder by one-half of the compensation received or payable to Davis in respect of such arrangement in any calendar year. During this period, Davis will also be permitted to elect to be released from all non-compete obligations to JNC so that Davis may accept any employment position or otherwise provide services without regard to the non-compete provisions, provided that Davis agrees to (1) relinquish both his base compensation and bonus payments under the remaining term of the Amended Agreement and his payments under the remaining term of the Non-Competition Agreement and (2) resign his employment at JNC with the attendant loss of employee benefits. Any such exercise of this right by Davis must be evidenced by a writing signed by Davis, that makes reference to this provision. Notwithstanding anything to the contrary, Davis will not be entitled to exercise his right to make the above election prior to January 1, 2000.

(iii)In the event Davis is performing services to or for another entity in accordance with the terms of the Amended Agreement and such other entity increases the scope of its business activity so as to cause Davis' arrangement to be prohibited by the non-compete, Davis shall have the right to cure such breach by promptly




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     terminating his arrangement with the third party upon learning of such increased business activities.

9. Form of Contract - The Amended Agreement constitutes an amendment to the Employment Agreement and the Non-Competition Agreement. Except for the changes specifically described herein, all of existing provisions of Employment Agreement and the Non-Competition Agreement (e.g., change of control, termination for cause, retirement or resignation, death and disability, confidential information, non-disclosure) will not change.

10. Other Flagship Acquisition Arrangements: Contingent Consulting Agreement - The Amended Agreement will effect no change in any of the other agreements entered into in connection with the Merger Agreement by and among the selling shareholders of Flagship and JNC, including the contingent merger consideration provisions, subject to the following. The parties hereby enter into a Contingent Consulting Agreement which will be triggered in the event that the contingent merger consideration payable to Davis and his related trusts (or their successors) does not aggregate to the threshold amount of $4.75 million (the "threshold").

     If the contingent amounts paid to Davis and his related trusts is less than the threshold (a "shortfall"), the Contingent Consulting Agreement is effective commencing January 1, 2002 for a period of five years (subject to early termination as described below), under which Davis will continue to be available to JNC for consulting (but would no longer have an employment relationship) and will receive the amount of the shortfall over the term of the Contingent Consulting Agreement. In this period, Davis will provide the services, reporting arrangement and title set forth in Section 1 hereof. The time commitment of Davis will be as set forth in Section 4 hereof, except that services in excess of 100 hours in any calendar year will be subject to the mutual agreement of the parties. The amount of the shortfall will be paid in annual installments of $500,000 (or, if less, the total remaining amount of the shortfall), beginning February 15, 2002. If the total amount of the shortfall has not been paid, through such installments prior to the scheduled termination of the Contingent Consulting Agreement, the total remaining amount of the shortfall will be paid in a lump sum at such time. The Contingent Consulting Agreement will (1) automatically terminate early upon payment of the entire shortfall unless extended by the parties upon mutual agreement, (2) not prohibit Davis from providing professional services to other organizations so long as Davis discloses to Nuveen before providing such services the identity of the other organization(s) (in the event such services would have otherwise have been prohibited under the non-compete contained in the Amended Agreement) and, unless prohibited by the terms of Davis' arrangement with the other organization(s), the nature of the services to be provided. All payments due under the Contingent Consulting Agreement will be paid to Davis or his estate in the event of his disability or death. Except as set forth in
     Section 10 hereof, no provision of the

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     Amended Agreement or the Non-Competition Agreement shall apply during the term hereof.

     If there is no shortfall, the Contingent Consulting Agreement will not become effective and Davis' employment and other relationships with Nuveen will terminate on December 31, 2001, unless the parties mutually agreed to a new consulting or other arrangement at that time.

11. Most Favored Arrangements - If Bruce Bedford's status as a full-time employee of Nuveen changes, and if Bedford enters into an agreement with Nuveen in connection therewith that provides (1) consulting/employment terms (other than compensation), non-compete terms or earnout threshold terms that are more favorable to Bedford, the Trusts established for the Bedford family, or Paddington Resources than the comparable terms of the Amended Agreement or (2) compensation payable to Bedford during the remaining term of the Amended Agreement that is in the aggregate greater than that received by Davis in the aggregate hereunder during the entire term of the Amended Agreement, this Amended Agreement will automatically be amended to provide for such more favorable terms and/or additional compensation. The parties acknowledge that the foregoing provision has no application to compensation paid to Bedford in respect of periods during which he is a full-time JNC employee.

     IN WITNESS WHEREOF, each party has executed and delivered this Amendment No. 1 to the Employment Agreement and the Non-Competition Agreement and Contingent Consulting Agreement as of the date written below:

     RICHARD P. DAVIS

                                                        Date:
     ---------------------------                             -------------------

     THE JOHN NUVEEN COMPANY

     By:                                                Date:
     ---------------------------                             -------------------
         John P. Amboian
         Executive Vice President




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                                    EXHIBIT A

After successfully integrating and building the post-merger Nuveen and Flagship Broker/Dealer sales organization, RICHARD DAVIS will assume the new role of Senior Consultant to the firm.

Dick was a driving force in completing the successful merger of the Nuveen and Flagship Broker/Dealer sales organization and has spent the past 18 months laying the foundation and fundamentals that have led to our sales success. In addition, Dick has been instrumental in increasing the awareness of Nuveen's distribution capabilities and product knowledge with our wirehouse and regional firm partners.

Dick began his career at Mead Corporation in 1972 after completing his undergraduate degree at the University of Dayton. He holds graduate degrees in Finance and Economics from Wright State University. In 1976 he was named President of Mead Money Management, successfully converting the in-house investment department to an SEC registered investment company. Dick co-founded Flagship in 1984 and was responsible for growing the firm's municipal mutual fund and private account management business from $200 million to over $4.5 billion in assets.

In his new role, Dick will advise and consult Nuveen with respect to sales, marketing and developmental initiatives under the direction of the Executive Committee. Dick will continue to be based in Dayton, Ohio.



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